Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement of our report dated February 27, 2025, relating to the consolidated financial statements of Personalis, Inc. and subsidiaries (the “Company”) appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024.

/s/ BDO USA, P.C.

San Jose, California

February 27, 2025